Granite Falls Energy LLC

Producing Renewable Energy for a Cleaner Environment!



From the desk of Steve Christensen

Chief Executive Officer/General Manager

AUGUST 2013

"Leverage Our Success for Growth"

Since our acquisition of a majority stake in Heron Lake BioEnergy, LLC (HLBE), I, along with Stacie Schuler and Eric Baukol, have been working at both plants. We will be sharing the CEO, CFO and risk management duties for both companies. Utilizing the same management team for both plants is just the first step. We are tackling several different areas.

Eric is taking a look at HLBE's marketing agreements and utilization of its rail fleet. Stacie is working on improving HLBE's financial processes so we can get more accurate and timely information to run the plant and looking at management agreements. Plant optimization efforts are underway at HLBE and showing increases in gallons of ethanol, DDG's and corn oil. With that we can increase the gross margin dollars coming into the plant, and with production increases, we can lower HLBE's fixed cost per gallon.

Just as we have worked to become a low cost producer in a volatile commodity market at Granite Falls Energy, our goal at HLBE is the same.

For those of you interested in more details concerning GFE's acquisition of a majority stake in HLBE, I would encourage you to visit our website and take a look at our Form 8-K filings that provide more information.

Granite Falls Energy, LLC is preparing for its
2014 annual members meeting, which we expect will take place in March 2014,
and the Governor elections that will take place at that meeting.

Interested persons who wish to be considered must complete a questionnaire.
The purpose of the questionnaire is to obtain information from potential Governor nominees so the Company's nominating committee is able to recommend nominees for election to the Board.
If you are interested, you may visit our website or contact our office for a questionnaire.

The deadline to submit a questionnaire is November 1, 2013.

Check us out on the web at www.granitefallsenergy.com

Phone 320-564-3100

Pre-Harvest Greetings from the Finance and Administration Staff!

If you have any questions regarding the recent transactions between GFE and Heron Lake BioEnergy (HLBE), please take a few minutes to read through the Form 8-K's that have been filed with the SEC regarding the HLBE investment and Management Agreement; they are very thorough in the explanation of the transactions. Please give us a call if you need assistance in obtaining the reports.

In addition to finalizing our transactions with HLBE on July 31, we are also working on the 3rd quarter Form 10-Q SEC filings for both companies for the fiscal quarter ended July 31, 2013. Since the transactions with HLBE closed on the last day of the fiscal quarter, our GFE financial statements for the quarter ended July 31 will be consolidated to reflect the financial condition and results of operations of HLBE for that period as well.

As we are quickly approaching our fiscal year end of October 31st, we ask that you please notify us if you have had any change of address this past year. We will be mailing out AWC tax forms and tax estimate forms; we want to be sure that all information is addressed correctly so it reaches you timely.



Stacie Schuler
Chief Financial Officer/Controller



Paul Enstad
Chairman of the Board of Governors

Since our last newsletter in March of this year, Granite Falls Energy has been busy doing what we were designed to do. We have been busy making money this year, as reflected in our quarterly filings. And if the last two quarters can sustain good margins, we should have a solid year.

Producing ethanol is a commodity driven business. This means that our financials are driven by supply and demand fundamentals. Many plants across the nation have shut down and remain down due to the poor market environment last year and the beginning of this year. This fact has reduced the supply of ethanol available and thus the increase in the price for ethanol. We chose to keep operating to full capacity at small margins and when the prices got better, we were able to capture the extra demand at better prices and better profits. Feed and corn oil demand has remained excellent. This business is very cyclical and a margin chart would have many high points and low points from a year-to-year basis and even on a monthly basis. Good daily risk management is the key to the system that we have in place.

We also have a very efficient ethanol plant and Granite Falls Energy is very well operated. Our employees have many reasons to be proud of the production numbers that are coming out of the facility.

As I write this article, we just recently took a major step toward our long range expansion plans that we have been preparing and planning for over the past several years. We are very pleased with the opportunity to gain more gallons and bring them into our business plan.

Heron Lake BioEnergy (HLBE) is a company that owns an ethanol plant located in the southern part of the State of Minnesota and we were made aware of a chance to purchase a majority interest in the company. After much discussion, we entered into a series of transactions to acquire majority ownership of HLBE, which has an operational production plant. Along with ownership, we also have a management agreement with HLBE to provide HLBE's CEO, CFO, and commodity risk manager.

Heron Lake BioEnergy's ethanol plant is a newer plant, very similar to Granite Falls Energy. Your board and management at Granite Falls Energy have many objectives in mind for benefitting from economies of scale and shared management. We expect the HLBE plant will run and operate just as well as the plant in Granite Falls. We anticipate that both GFE and HLBE investors will benefit from this acquisition. Your board believes that the acquisition of a majority interest in an existing ethanol production company was the most cost-effective method for obtaining additional production gallons at this time, weighing this option against the outright purchase of an existing plant or producing additional gallons through new construction.

The consolidation that is occurring within the ethanol business was a driving factor for both the Heron Lake BioEnergy board as well as the Granite Falls Energy board. I must stress that the acquisition was completed through another company and the two entities will remain separate. Your board at Granite Falls Energy has a history of carefully weighing risks and we feel that we took a conservative approach to this acquisition. Each company will prepare separate financial statements and have separate audits, although as majority owner of HLBE, the financial statements of Granite Falls Energy will be consolidated to reflect the financial condition and results of operations of HLBE. At the end of the day, the objective of course is to improve the bottom line for both companies. Your board and management at Granite Falls Energy are enthused about this opportunity. We look forward to the challenge and we welcome the chance to work with Heron Lake BioEnergy!

Hi there! It's almost September 1st and we've had a beautiful summer for weather, temperature and moisture, thus far.



Robin Spaude
Plant Manager

Major Projects Completed:

Rail Loop - Our rail loop is working well for us. Since our last newsletter a few more 80+ car unit trains of ethanol and a couple sweep trains for DDG have gone through the loop. Our rail contractor was brought back to make a couple minor adjustments to the loop track, double checking expansion joints during the high heat period this summer, and track condition was found to be very stable. We also added lighting to the north rail siding area to illuminate switches for safer dusk and early evening rail car movement during late fall and winter months. This last addition finished our rail loop project.

Cooling Tower Expansion - Our 5th cooling tower cell addition was put into operation on April 18th, ahead of schedule. This addition included a 4th vertical shaft turbine pump. The addition has enabled our plant to run at higher production rates without having to operate our chiller as much as we did last year at a much lower production rate. Performance of this additional cell is exceeding the tower manufacturer's engineering standards for heat range and heat rejection loading.

Replacement Economizer Coil Package - During our spring 2013 scheduled maintenance shutdown we changed our boiler economizer coil package with a new, modular design that was built with duplex materials to better withstand thermal cycle extremes. The old coil pack had developed stress fractures in the DA coil which would have eventually forced the plant to shut down and to make repairs. The energy center building roof had to be removed to lift out the old 50,000 pound economizer and to install the new one. Change over occurred in 2 ½ days within our planned shutdown, bolted together with minimal difficulty, and got us back on line as planned. The system has been working great since installation.

Major Projects in Process:

River Intake adjustment - As mentioned at our last annual members meeting, GFE's contractor installed the river intake system modifications and set up a temporary intake pump while ice out, high river elevation and flow subsides for safe installation of the permanent intake screens. We ran on our ground water wells for approximately 3 months while the Minnesota Falls dam was removed and our original intake was out of the water. We were back on river water the last week of March. We have had some minor issues since then with weeds, algae, ice flows and tree debris bumping into the pump, but these issues have been few. As I write this newsletter we are finalizing plans to install a coffer dam to insert the permanent intake screen in a strategic spot of the river channel. Since the Minnesota Falls dam was removed the final river channel location has been difficult to pin down. A lot of silt scouring has occurred already with the higher flows of this spring and summer and a lot more bed rock has become exposed, that wasn't expected, as a result. We do have to move the intake screen position from its original position by just a few feet and set it deeper. The intake screen piping design will be adjustable as the Army Corps of Engineers and our engineers feel the channel may shift over the next few years and we need that flexibility to adjust it if necessary. We anticipate installation of the permanent intake screen to begin in September and to be completed before fall ends.

We are still consuming and maintaining 2.0 gallons of raw water per gallon of undenatured ethanol during our hotter summer days with the above arrangement. We utilize our primary source which is the Minnesota River and our on-site storm water ponds, and we use our ground water wells as an emergency back-up.

Plant Performance:

Your plant continues to run very well since my last newsletter. Oil production is reaching new milestones of over 0.90 pounds/bushel and climbing. We were running 0.70 pounds/bushel consistently this past spring. Undenatured ethanol yield is still running consistently in the 2.90 gallon/bushel rate. Our production managers and staff continue to look for improvements to squeeze more out of your plant from a production standpoint by focusing on grind density, enzyme dosages, fermentation dwell times and temperature.

Plant up-time has been exceeding our 357 day budget. Even with 3 electrical power blips due to weather over the past two months, which caused some disruption to operations, we still have the potential to achieve 359 days of up-time for this fiscal year.

Our scheduled fall maintenance outage will occur in late September this year and we expect it to be a routine outage.

Enjoy the balance of this summer and fall and best wishes to our farmers for another successful fall harvest.

Producing Renewable Energy for a Cleaner Environment!

Corn Supplies Projected To Get In Balance



Eric Baukol
Risk Manager

In the last newsletter I went over how the ethanol stocks were coming back into balance after a prolonged period of oversupplied markets. This newsletter we will look at the corn stocks picture, which looks to get back into balance after two years of extremely tight supplies.

I am writing this on August 12, 2013, and we just got a look at the USDA August Supply and Demand report. With 97.4 million acres planted into corn and a downward revised expected 154.4 bu/acre yield, the USDA is expecting a total supply for the 2013/14 crop year of 14.5 billion bushels once the 700+ million bushel carryout from this year is factored into the equation. Based on current demand projections from the USDA of 12.675 billion bushels, we have a projected corn carryout for 2013/14 of 1.8+ billion bushels of corn. This level is a much more comfortable number for the market than the past 2 crop years where we have been trading a projected carryout in the 700 million bushel range. Does this mean that we are swimming in corn? Not necessarily. This is a more comfortable stocks level, but still only represents a 14.5% stocks to use ratio, which historically is not out of line at all.

On the ethanol side of the equation, stocks continue to be at historically tight levels. Last newsletter I wrote that we had worked finally through the hangover of unsustainable production that followed the extremely strong margin environment at the end of 2011. We continue to produce ethanol at a slightly lower rate than the implied 10% gas demand, which has led to a positive margin environment so far this year.

Granite Falls Energy, LLC
15045 Hwy. 23 SE
Granite Falls, MN 56241
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